Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Payoneer Global Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.01 per share	Other	14,303,619(2)	$4.798 (3)	$68,628,763.962	$0.00014760	$10,129.61
Total Offering Amounts					$68,628,763.962		$10,129.61
Total Fee Offsets							—
Net Fee Due							$10,129.61

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Registrant’s common stock that become issuable under the Registrant’s 2021 Omnibus Incentive Plan (the “Plan”) as a result of any stock dividend, stock split, recapitalization, or other similar transaction.

(2)	Represents shares of the Registrant’s common stock added to the Plan, effective as of January 1, 2024, pursuant to the evergreen increase provision of the Plan.

(3)	Estimated solely for the purpose of determining the registration fee pursuant to Rules 457(c) and (h) under the Securities Act, based upon the average of the high and low prices of the Registrant’s common stock as quoted on the Nasdaq Global Select Market on January 26, 2024.